Exhibit 99.1

General Partners, Executive Officers, Managers and Board of Directors

Cheniere Energy, Inc.

Name	Position	Principal Occupation/Business	Issuer Common Shares Beneficially Owned
Jack Fusco	President and Chief Executive Officer	President and Chief Executive Officer of Cheniere Energy, Inc.	None
Michael J. Wortley	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer of Cheniere Energy, Inc.	None
Anatol Feygin	Executive Vice President and Chief Commercial Officer	Executive Vice President and Chief Commercial Officer of Cheniere Energy, Inc.	None
Ed Lehotsky	Senior Vice President, Engineering and Construction	Senior Vice President, Engineering and Construction of Cheniere Energy, Inc.	None
Doug Shanda	Senior Vice President, Operations	Senior Vice President, Operations of Cheniere Energy, Inc.	None
Sean N. Markowitz	General Counsel and Corporate Secretary	General Counsel and Corporate Secretary of Cheniere Energy, Inc.	None
G. Andrea Botta	Chairman of the Board	President of Glenco LLC	None
Vicky A. Bailey	Director	President of Anderson Stratton International, LLC	None
Nuno Brandolini	Director	Former General Partner of Scorpion Capital Partners, L.P.	300(1)
Jonathan Christodoro	Director	Managing Director of Icahn Capital LP	None
David I. Foley	Director	Senior Managing Director of The Blackstone Group L.P.	None
David B. Kilpatrick	Director	President of Kilpatrick Energy Group	None
Samuel Merksamer	Director	Managing Director of Icahn Capital LP	None
Donald F. Robillard, Jr.	Director	Executive Vice President, Chief Financial Officer, and Chief Risk Officer of Hunt Consolidated, Inc.	None
Neal A. Shear	Director	Partner at Silverpeak Partners LP	None
Heather R. Zichal	Director	Independent energy consultant	None

(1)	All 300 common shares are held by a family member of Mr. Brandolini.

The business address for each of the persons listed above is c/o Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002.